Exhibit 99.3

June 17, 2020

Seagate Announces Pricing of Previously Announced Exchange Offers and Acceptance of Tendered Notes

FREMONT, CA - June 17, 2020 - Seagate HDD Cayman (the “Company”), a subsidiary of Seagate Technology plc (NASDAQ: STX), today announced the pricing of its previously announced exchange offers (each, an “Exchange Offer” and together, the “Exchange Offers”) to certain eligible holders of the Company’s outstanding debt securities listed in the table below (together, the “Existing Notes” and each a “series” of Existing Notes) to exchange Existing Notes for up to $500,000,000 (the “New Issue Cap”) in aggregate principal amount of the Company’s new senior notes due 2029 (the “New Notes”). The complete terms and conditions of the New Notes are set forth in a confidential offering memorandum, dated as of June 3, 2020 (the “Offering Memorandum”), and the related letter of transmittal.

The Company announced that it will pay interest on the New Notes at a rate per annum equal to 4.091%, as calculated in accordance with the Offering Memorandum.

Existing Notes validly tendered and accepted by the Company at or prior to 5:00 p.m., New York City time, on June 16, 2020 (the “Early Exchange Date”) are expected to settle on June 18, 2020 (the “Early Settlement Date”), unless extended by the Company.

The table below indicates, among other things, the Total Exchange Consideration (as defined in the Offering Memorandum) for each $1,000 principal amount of Existing Notes tendered and accepted as of the Early Exchange Date pursuant to the Exchange Offers determined in accordance with the Offering Memorandum:

CUSIP Numbers	Existing Notes	Reference U.S. Treasury	Fixed Spread (bps)	Yield Used to Price Existing Notes(1)	Early Exchange Premium(2)	Total Exchange Consideration(2)(3)
81180WAL5	4.750% Senior Notes due 2025	0.250% due May 31, 2025	215	2.488%	$50	$1,096.45
81180WAR2	4.875% Senior Notes due 2027	0.625% due May 15, 2030	250	3.241%	$50	$1,097.69

1.	The yield of the 0.250% U.S. Treasury due May 31, 2025 as of June 17, 2020 (the “Pricing Date”) was 0.338% and the yield of the 0.625% U.S. Treasury due May 15, 2030 as of the Pricing Date was 0.741%.
2.	Per $1,000 principal amount of Existing Notes.
3.

Does not reflect any accrued and unpaid interest or amounts due in lieu of any fractional amounts of New Notes. The Company will pay (i) accrued and unpaid interest due on the Existing Notes, up to, but not including, the Early Settlement Date and (ii) the amounts due in lieu of any fractional amounts of New Notes exchanged for any Existing Notes accepted for exchange on the Early Settlement Date, in each case, in cash on the Early Settlement Date.

In accordance with the acceptance priority levels and proration procedures described in the Offering Memorandum, the Company will accept $456,166,000 in aggregate principal amount of the Existing Notes that were tendered for exchange at or prior to the Early Exchange Date. The Company expects to deliver an aggregate principal amount of $500,000,000 of New Notes and will pay cash for the (i) accrued and unpaid interest due on the Existing Notes, up to, but not including, the Early Settlement Date accepted for exchange on the Early Settlement Date and (ii) the amounts due in lieu of any fractional amounts of New Notes exchanged for any Existing Notes accepted for exchange on the Early Settlement Date.

The table below indicates, among other things, the principal amount of each series of Existing Notes validly tendered as of the Early Exchange Date, the principal amount of Existing Notes to be accepted for exchange as of the Early Exchange Date and the percentage of the principal amount of Existing Notes to be accepted for exchange pursuant to the Exchange Offers:

CUSIP Numbers	Existing Notes	Principal Amount Outstanding	Principal Amount Tendered by the Early Exchange Date	Principal Amount to be Accepted for Exchange	Percentage (%) of Principal Amount to be Accepted for Exchange(1)
81180WAL5	4.750% Senior Notes due 2025	$749,996,000	$270,778,000	$270,778,000	100%
81180WAR2	4.875% Senior Notes due 2027	$690,426,000	$373,370,000	$185,388,000	49.7%

1.

Represents the proration factor since Existing Notes were validly tendered such that the maximum amount of New Notes to be issued in exchange for such tendered Existing Notes would have exceeded the New Issue Cap.

The Exchange Offers are scheduled to expire at 11:59 p.m., New York City time, on June 30, 2020, unless extended by the Company. Since Existing Notes of each series have been validly tendered such that the maximum aggregate principal amount of New Notes to be issued in exchange for all such tendered Existing Notes would exceed the New Issue Cap, no additional Existing Notes of either series will be accepted for exchange after the Early Exchange Date.

Tenders of Existing Notes in the Exchange Offers may no longer be withdrawn, except in certain limited circumstances where additional withdrawal rights are required by law. The Company’s obligation to accept for exchange the Existing Notes validly tendered in each Exchange Offer is subject to the satisfaction or waiver of certain conditions as described in the Offering Memorandum and the Company reserves the right to terminate any Exchange Offer for any reason or for no reason.

This press release does not constitute an offer or a solicitation by the Company to participate in the Exchange Offers and does not constitute an offer to sell or a solicitation of an offer to buy the New Notes, nor shall there be any sale of the New Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The New Notes have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”) or any state securities laws. The New Notes may not be offered or sold in the United States or to any “U.S. person” as defined in Rule 902 under the Securities Act except pursuant to an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The Company will enter into a registration rights agreement with respect to the New Notes.

About Seagate

Seagate crafts the datasphere, helping to maximize humanity’s potential by innovating world-class, precision-engineered data management solutions with a focus on sustainable partnerships.

© 2020 Seagate Technology LLC. All rights reserved. Seagate, Seagate Technology and the Spiral logo are registered trademarks of Seagate Technology LLC in the United States and/or other countries.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical fact. Forward-looking statements include, among other things, statements about the New Notes and the Exchange Offers. These forward-looking statements are conditioned upon and also involve a number of known and unknown risks, uncertainties and other factors that could cause actual results, performance or events to differ materially from those anticipated by these forward-looking statements. Such risks, uncertainties and other factors may be beyond the Company’s control and may pose a risk to the Company’s operating and financial condition. Undue reliance should not be placed on the forward-looking statements in this press release, which are based on information available to us on, and which speak only as of, the date hereof. The Company undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date they were made, unless required by applicable law.